Exhibit 10(g)

PACCAR Inc

February 1, 1999

Mr. Kenneth Gangl

4614 Knollwood Drive

Racine, Wisconsin 53405

Dear Ken:

We would like to formally offer you the position of Vice President Financial Services. This position reports directly to me. This position is a salary grade 48 with an annual salary of $275,000 and is eligible for 37.5% Incentive Compensation (IC) upon achievement of pre-established goals. In addition, subject to approval of the Compensation Committee of the PACCAR Inc Board of Directors, you will be eligible for our long term incentive (LTI) plan for the 1999 cycle. The plan offers you a target award level of 175% of your base salary with 85% allocated to stock options and 15% to contingent cash. The plan is structured to provide cash awards above target levels (up to 200% of target) for outstanding performance. We feel this is an outstanding financial package and provides high reward for outstanding performance. I have enclosed additional information regarding IC and LTI.

As PACCAR is committed to providing a safe and productive work environment for its employees, this offer is contingent upon your passing a test for drugs of abuse. In addition, it is contingent upon satisfactory responses from your references and background check. We also require a post-offer, pre-hire physical exam. Julie Horsman, Human Resources Manager, will provide you with more information regarding the drug screen and physical exam.

For your review, I have enclosed documents relating to PACCAR benefits and policies, including our relocation policy. Within three days of your starting date, we must complete an I-9, Employment Eligibility Verification. We also require that you sign a Non-Disclosure of Confidential Information form. Copies of both forms are enclosed. If you have any questions regarding benefits or policies, please contact Julie Horsman at (425) 468-7547.

We feel that the position of Vice President Financial Services provides you with an excellent career opportunity that has potential for future growth within PACCAR. We are very excited about having you join our team. Please acknowledge acceptance of this offer by signing and returning this letter to me by Friday, February 12, 1999.

Sincerely,

/s/ Mike Tembreull

M. A. Tembreull
Vice Chairman

Enclosures

I accept this offer of employment as outlined above.

/s/ Kenneth R. Gangl	Feb 19
Kenneth Gangl	Date

Start Date

PACCAR Inc

February 18, 1999

Mr. Kenneth Gangl

4614 Knollwood Drive

Racine, Wisconsin 53405

Dear Ken:

This is an amendment to our offer letter dated February 1, 1999 for the position of Vice President Financial Services. In addition to what was outlined in our original letter, we offer the following:

1.               A $140,000 loan. Interest to accrue at the Federal Home Loan Mortgage Company (Freddie Mac) fixed rate for 30-year conventional mortgages as published in the Wall Street Journal.

•                  Accrued interest and principal to be forgiven if employment with PACCAR extends beyond three years from start date of employment.

•                  Accrued interest and principal immediately payable upon termination of employment before three years.

2.               PACCAR will make arrangements to have your home in Wisconsin purchased at a price equal to the average of three appraisals.

3.               If you work for PACCAR for at least eight years from start of employment date, additional service will be added to the calculation of your retirement benefit under the PACCAR Retirement Plan.

•                  The amount of additional service will be equal to the number of years required to bring your total service up to 15 years.

•                  You will be eligible for all early retirement benefits available to an early retiree with 15 years of service, including:

•                                     Early retiree medical

•                                     Unreduced benefits at age 62

If you leave PACCAR before completing eight years of service, all retirement benefits (including eligibility for early retirement benefits) will be based on actual PACCAR service.

4.               We will pay the expense to ship two vehicles from Wisconsin to Seattle.

5.               We will pay for temporary housing for you in the Seattle area for up to four (4) months.

Ken, we feel that this is a very generous offer and that the position of Vice President Financial Services provides you with an excellent career opportunity at PACCAR. We look forward to having you join our team. To accept this offer, please sign and return a copy of this letter to me by Wednesday, February 24, 1999.

Sincerely,

/s/ Mike Tembreull

M. A. Tembreull
Vice Chairman

I accept this offer of employment as outlined in your letter dated February 1, 1999 and as stated above.

/s/ Kenneth R Gangl	Feb 19, 1999
Kenneth Gangl	Date

Start Date TBD